EXHIBIT 23

FIRSTENERGY CORP.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-48587, 333-102074 and 333-103865) and Form S-8 (No. 333-56094, 333-58279, 333-67798, 333-72766, 333-72768, 333-81183, 333-89356, 333-101472 and 333-110662) of FirstEnergy Corp. of our report dated February 27, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 27, 2007 relating to the financial statement schedules, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Cleveland, OH
February 27, 2007